EXHIBIT 12



                          NUI CORPORATION AND SUBSIDIARIES
                   CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                 FOR THE TWELVE MONTHS ENDED JUNE 30, 1997 AND 1996
                                       (000's)


                                                 1997          1996

            Income from continuing
            operations before income taxes    $28,150        $23,969

            Add:
               Interest element of rentals
                 charged to income (a)          3,206          3,148
               Interest expense                20,036         20,137
                                               ------         ------
                  Earnings as defined         $51,392        $47,254
                                               ======         ======




            Interest expense                  $20,036        $20,137
            Capitalized interest                  135            100
            Interest element of rentals
             charged to income(a)               3,206          3,148
                                               ------         ------
                 Fixed charges as defined     $23,377        $23,385
                                               ======         ======
            CONSOLIDATED RATIO OF EARNINGS
              TO FIXED CHARGES                   2.20           2.02
                                                 ----           ----



            (a) Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.